CONFIDENTIAL TREATMENT REQUESTED BY CIRCLE INTERNET GROUP, INC. PURSUANT TO 17 C.F.R. § 200.83

Exhibit 10.13

Effective January 1, 2025

CIRCLE INTERNET GROUP, INC.

EXECUTIVE SEVERANCE PLAN

1. Purpose. Circle Internet Group, Inc. (the “Company,” and together with its subsidiaries and affiliates, the “Company Group”) considers it essential to the best interests of its shareholders to foster the continuous employment of key management personnel. The Board of Directors of the Company (the “Board”) recognizes, however, that the possibility of a termination of employment in connection with a Change in Control (as defined in Section 2 hereof), either before or after the Change in Control, exists and that such possibility, and the uncertainty and questions that it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders. Therefore, the Board has determined that the Circle Internet Group, Inc. Executive Severance Plan (the “Plan”) should be adopted to reinforce and encourage the continued attention and dedication of the Company’s Eligible Executives (as defined in Section 2 hereof) to their assigned duties without distraction. The Plan is intended to be a top hat welfare benefit plan under ERISA. The Plan is an unfunded plan that is maintained primarily to provide severance compensation and benefits to a select group of “management or highly compensated employees” within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, and therefore the Plan is exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA. No employee contributions are required or permitted.

2. Definitions. The following terms shall be defined as set forth below:

(a) “Accounting Firm” shall mean a nationally recognized accounting firm selected by the Company.

(b) “Administrator” means the Compensation Committee of the Board, unless and to the extent another duly authorized committee is designated by the Board. If there is no Compensation Committee of the Board and the Board does not designate another committee, references herein to the “Administrator” shall refer to the Board.

(c) “Base Salary” shall mean the higher of each Eligible Executive’s (i) annual base salary in effect immediately prior to the Date of Termination and (ii) annual base salary in effect for the year immediately prior to the year in which the Date of Termination occurs.

(d) “Cause” shall mean, and shall be limited to, the occurrence of the Eligible Executive’s:

(i) dishonest statements or acts with respect to any member of the Company Group, or any current or prospective customers, suppliers, vendors, or other third parties with which the Company or any of its affiliates does business;

(ii) commission of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty, or fraud;

CONFIDENTIAL TREATMENT REQUESTED BY CIRCLE INTERNET GROUP, INC. PURSUANT TO 17 C.F.R. § 200.83

(iii) willful failure to perform his or her assigned duties and responsibilities which failure continues after written notice given to the Eligible Executive by the Company;

(iv) gross negligence, willful misconduct, or insubordination with respect to any member of the Company Group; or

(v) material violation of any provision of any agreement(s) between the Eligible Executive and the Company relating to non-competition (as applicable), non-solicitation, non-disclosure, and/or assignment of inventions.

(e) “Change in Control” shall mean the occurrence of any one or more of the following events:

1. (i) any Person, other than (A) any employee plan established by the Company or any Subsidiary, (B) the Company or any of its Affiliates, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) an entity owned, directly or indirectly, by shareholders of the Company in substantially the same proportions as their ownership of the Company, is (or becomes, during any 12-month period) the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates other than in connection with the acquisition by the Company or its Affiliates of a business) representing 50% or more of the total voting power of the shares of the Company; provided that the provisions of this subsection (i) are not intended to apply to or include as a Change in Control any transaction that is specifically excepted from the definition of Change in Control under subsection (iii) below;

2. (ii) a change in the composition of the Board such that, during any 12-month period, the individuals who, as of the beginning of such period, constitute the Board (the “Existing Board”) cease for any reason to constitute at least 50% of the Board; provided, however, that any individual becoming a member of the Board subsequent to the beginning of such period whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Directors immediately prior to the date of such appointment or election shall be considered as though such individual were a member of the Existing Board; provided further, that, notwithstanding the foregoing, no individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 or Regulation 14A promulgated under the Exchange Act or successor statutes or rules containing analogous concepts) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate, or other entity or Person other than the Board, shall in any event be considered to be a member of the Existing Board;

3. (iii) the consummation of a merger, amalgamation, or consolidation of the Company with any other corporation or other entity, or the issuance of voting securities in connection with such a transaction pursuant to applicable stock exchange requirements; provided that immediately following such transaction the voting securities of the Company outstanding immediately prior thereto do not continue to

CONFIDENTIAL TREATMENT REQUESTED BY CIRCLE INTERNET GROUP, INC. PURSUANT TO 17 C.F.R. § 200.83

represent (either by remaining outstanding or by being converted into voting securities of the surviving entity of such transaction or parent entity thereof) 50% or more of the total voting power and total fair market value of the Company’s shares (or, if the Company is not the surviving entity of such merger or consolidation, 50% or more of the total voting power and total fair market value of the shares of such surviving entity or parent entity thereof); and provided, further, that such a transaction effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates other than in connection with the acquisition by the Company or its Affiliates of a business) representing 50% or more of either the then-outstanding Shares or the combined voting power and total fair market value of the Company’s then-outstanding voting securities shall not be considered a Change in Control; or

4. (iv) the sale or disposition by the Company of all or substantially all of the Company’s assets in which any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets from the Company that have a total gross fair market value equal to more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

2. Notwithstanding the foregoing, (A) no Change in Control shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the Shares immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns substantially all of the assets of the Company immediately prior to such transaction or series of transactions and (B) no Change in Control shall be deemed to have occurred upon the acquisition of additional control of the Company by any Person that is considered to effectively control the Company. In no event will a Change in Control be deemed to have occurred if any Participant is part of a “group” within the meaning of Section 13(d)(3) of the Exchange Act that effects a Change in Control. Notwithstanding the foregoing or any provision of any Award Agreement to the contrary, for any Award that provides for accelerated distribution on a Change in Control of amounts that constitute “deferred compensation” (to the extent necessary to avoid imposition of taxes or penalties, pursuant to Section 409A of the Code (“Section 409A”)), if the event that constitutes such Change in Control does not also constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets (in either case, as defined in Section 409A), such amount shall not be distributed on such Change in Control but instead shall vest as of such Change in Control and shall be distributed on the scheduled payment date specified in the applicable Award Agreement, except to the extent that earlier distribution would not result in the Participant who holds such Award incurring interest or additional tax under Section 409A.

(f) “Change in Control Period” shall mean the period beginning on the date three (3) months preceding a Change in Control and ending on the one-year anniversary of the Change in Control.

CONFIDENTIAL TREATMENT REQUESTED BY CIRCLE INTERNET GROUP, INC. PURSUANT TO 17 C.F.R. § 200.83

(g) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985.

(h) “Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

(i) “Date of Termination” shall mean the date that an Eligible Executive’s employment with the Company Group ends, which date shall be specified in the Notice of Termination.

(j) “Disability” shall mean the following: if through any illness, injury, accident, or condition of either a physical or psychological nature, the Eligible Executive becomes unable to perform substantially all of his or her duties and responsibilities for a continuous period of sixteen (16) consecutive weeks or for any twenty-six (26) weeks within a fifty-two (52) week period. Determinations as to whether an Eligible Executive is Disabled shall be made by a physician selected by the Board or its insurers and acceptable to the Eligible Executive or the Eligible Executive’s legal representative, such agreement as to acceptability not to be unreasonably withheld, conditioned, or delayed. Notwithstanding the foregoing, if and to the extent an Eligible Executive’s disability is a trigger for the payment of “deferred compensation” (as defined in Section 409A), “Disability” shall mean that the Eligible Executive is “disabled” as defined in Section 409A(a)(2)(C) of the Code.

(k) “Eligible Executives” shall mean the Tier 1 Executive and those other employees designated by the Administrator in its sole discretion as the Tier 2 Executives, Tier 3 Executives, and Tier 4 Executives, and, in each case, who meet the eligibility requirements set forth in Section 4 of the Plan.

(l) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

(m) “Good Reason” shall mean that the Eligible Executives (solely limited to Tier 1 Executive and Tier 2 Executives or others as determined by the Administrator) has complied with the “Good Reason Process” following the occurrence of any of the following events, unless such event is agreed to in writing by the Eligible Executive:

(i) a material reduction in the Eligible Executive’s salary, other than as a result of a reduction in compensation affecting all similarly leveled employees of the Company, or its successor entity, generally;

(ii) a material diminution of the Eligible Executive’s duties or responsibilities or, in the event of a Change in Control, a substantial diminution in the Eligible Executive’s title;

(iii) a material change in the geographic location at which the Eligible Executive must provide services to the Company; or

(iv) (A) for the Tier 1 Executive, a change of reporting line such that he or she is no longer reporting directly to the Board and (B) for any Tier 2 Executive, a change of reporting line such that he or she is no longer reporting directly to the Chief Executive Officer; or

CONFIDENTIAL TREATMENT REQUESTED BY CIRCLE INTERNET GROUP, INC. PURSUANT TO 17 C.F.R. § 200.83

(v) reassignment of the Eligible Executive into another Tier under this Plan within ninety (90) days of entry into a letter of intent by the Company leading to a Change in Control without the prior written consent of the Eligible Executive; or

(vi) the failure of a successor to the Company to assume the Plan pursuant to Section 24.

1. For purposes of Sections 2(m)(ii) and (iv), a change in the reporting relationship, or a change in a title will not, by itself, be sufficient to constitute a material diminution of responsibilities or duty or a substantial diminution in title.

(n) “Good Reason Process” shall mean:

(i) the Eligible Executive reasonably determines in good faith that a “Good Reason” condition has occurred;

(ii) the Eligible Executive notifies the Company in writing of the first occurrence of the Good Reason condition within sixty (60) days of the first occurrence of such condition;

(iii) the Eligible Executive cooperates in good faith with the Company’s efforts, for a period of not less than thirty (30) days following such notice (the “Cure Period”), to remedy the condition;

(iv) notwithstanding such efforts, the Good Reason condition continues to exist following the Cure Period; and

(v) the Eligible Executive terminates his or her employment and provides the Company with a Notice of Termination with respect to such termination, each within sixty (60) days after the end of the Cure Period.

If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(o) “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Plan relied upon for the termination of an Eligible Executive’s employment and the Date of Termination.

(p) “Participation Agreement” shall mean an agreement between an Eligible Executive and the Company that acknowledges the Eligible Executive’s participation in the Plan.

(q) “Person” has the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

CONFIDENTIAL TREATMENT REQUESTED BY CIRCLE INTERNET GROUP, INC. PURSUANT TO 17 C.F.R. § 200.83

(r) “Qualified Termination Event” shall mean (i) a termination of the Eligible Executive’s employment by the Company other than for Cause, death, or Disability or (ii) for Tier 1 Executive and Tier 2 Executives, the Eligible Executive’s resignation from any member of the Company Group for Good Reason.

(s) “Release Effective Date” means the date on which the revocation period set forth in a Separation Agreement and Release (if any) expires without the releasor therein having revoked the Separation Agreement and Release, and the Separation Agreement and Release becomes non-revocable.

(t) “Restrictive Covenants Agreement” shall mean the Employee Non-Solicitation, Confidentiality and Assignment Agreement or similar agreement entered into between the Eligible Executive and any member of the Company Group.

(u) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

(v) “Separation Agreement and Release” means a separation agreement in a form and manner satisfactory to the Company containing, among other provisions, a general release of claims in favor of the Company Group, confidentiality, return of property, non-disparagement, and reaffirmation of the Restrictive Covenants Agreement.

(w) “Tier 1 Executive” shall mean the Company’s Chief Executive Officer.

(x) “Tier 2 Executives” shall mean the Company’s executive officers as defined by the Board and revisited from time to time.

(y) “Tier 3 Executives” shall mean the remaining members of the Company’s Executive Leadership Team (“ELT”) as well as any employees designated as a Senior Vice President (“SVP”), each as determined by the Chief Executive Officer and revisited from time to time.

(z) “Tier 4 Executives” shall mean any employees designated as a Vice President (“VP”) as determined by the Chief Executive Officer and revisited from time to time.

3. Administration of the Plan.

(a) Administrator. The Plan shall be administered by the Administrator.

(b) Powers of Administrator. The Administrator shall have all powers necessary to enable it properly to carry out its duties with respect to the complete control of the administration of the Plan. Not in limitation, but in amplification of the foregoing, the Administrator shall have the power and authority in its discretion to:

(i) construe the Plan to determine all questions that shall arise as to interpretations of the Plan’s provisions;

(ii) determine which individuals are and are not Eligible Executives, designate an individual as a Tier 2 Executive, Tier 3 Executive, or Tier 4 Executive, determine the benefits to which any Eligible Executives may be entitled, the eligibility requirements for participation in the Plan, and all other matters pertaining to the Plan;

CONFIDENTIAL TREATMENT REQUESTED BY CIRCLE INTERNET GROUP, INC. PURSUANT TO 17 C.F.R. § 200.83

(iii) adopt amendments to the Plan which are deemed necessary or desirable to comply with all applicable laws and regulations, including but not limited to Section 409A and the regulations and guidance thereunder;

(iv) make all determinations it deems advisable for the administration of the Plan, including the authority and ability to delegate administrative functions to a third party;

(v) decide all disputes arising in connection with the Plan; and

(vi) otherwise supervise the administration of the Plan.

(c) All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Eligible Executives.

4. Eligibility.

(a) Each Eligible Executive who has executed and submitted to the Company a Participation Agreement, and satisfied such other requirements as may be determined by the Administrator, is eligible to participate in the Plan. Subject to Section 20, the Administrator may determine at any time that an Eligible Executive should no longer be designated as such as a result of a material change in such Eligible Executive’s role, and such individual shall cease to be eligible to participate in, and receive benefits under, the Plan upon the Administrator taking action by resolution to update the applicable Exhibit hereto.

(b) An Eligible Executive will be eligible for the severance payments and benefits provided under this Plan if the Eligible Executive experiences a Qualified Termination Event. For clarity, an Eligible Executive will not experience a Qualified Termination Event if the Eligible Executive’s employment terminates for any reason not expressly specified as a Qualified Termination Event, including (i) by the Company for Cause, (ii) due to the Eligible Executive’s Disability, (iii) due to the Eligible Executive’s death, (iv) due to the Eligible Executive’s voluntary retirement, (v) due to the Eligible Executive’s voluntary resignation without Good Reason (if applicable), (vi) upon or in connection with the Eligible Executive’s acceptance of employment with any division, subsidiary, affiliate or managed entity of any member of the Company Group, or (vii) due to the sale of the Company (or any other member of the Company Group) or any business unit, facility, division, or subsidiary thereof, to the extent the Eligible Executive is offered substantially equivalent employment by the purchaser or successor thereto.

(c) If an Eligible Executive indicates an intention to resign and the Company decides to accept the resignation at an earlier date, the Eligible Executive will not, for that reason, be entitled to severance under this Plan.

CONFIDENTIAL TREATMENT REQUESTED BY CIRCLE INTERNET GROUP, INC. PURSUANT TO 17 C.F.R. § 200.83

5. Termination Benefits Generally. In the event an Eligible Executive’s employment with any member of the Company Group is terminated for any reason, the Company shall pay or provide to the Eligible Executive any earned but unpaid salary, unpaid expense reimbursements in accordance with Company policy, if any, accrued but unused vacation or leave entitlement, and any vested benefits the Eligible Executive may have under any employee benefit plan of the Company Group in accordance with the terms and conditions of such employee benefit plan (collectively, the “Accrued Benefits”), within the time required by law but in no event more than sixty (60) days after the Date of Termination.

6. Termination Not in Connection with a Change in Control. In the event of a Qualified Termination Event at any time other than during the Change in Control Period, with respect to each Eligible Executive, in addition to the Accrued Benefits, subject to (a) his or her execution of a Separation Agreement and Release and such Separation Agreement and Release becoming irrevocable, all within the time period set forth in the Separation Agreement and Release but in no event more than sixty (60) days after the Date of Termination, and (b) the Eligible Executive’s continued compliance with the Separation Agreement and Release and the Restrictive Covenants Agreement, the Company shall provide the payments and benefits set forth in such Eligible Executive’s Participation Agreement.

7. Termination in Connection with a Change in Control. In the event a Qualified Termination Event occurs within the Change in Control Period, then with respect to such Eligible Executive, in addition to the Accrued Benefits, subject to (a) his or her execution of the Separation Agreement and Release and such Separation Agreement and Release becoming irrevocable, all within the time period set forth in the Separation Agreement and Release but in no event more than sixty (60) days after the Date of Termination, and (b) the Eligible Executive’s continued compliance with the Separation Agreement and Release and the Restrictive Covenants Agreement, the Company shall provide the payments and benefits set forth in such Eligible Executive’s Participation Agreement.

8. Preservation of Benefits. For purposes of clarity, in the event of an Eligible Executive’s Qualified Termination Event that occurs prior to a Change in Control, any then-outstanding and unvested portion of the Eligible Executive’s equity awards will remain outstanding (and unvested) until the earlier of (a) three (3) months following the Date of Termination and (b) a Change in Control that occurs within three (3) months following the Date of Termination, solely so that any benefits that would be due on a Qualified Termination Event occurring during the Change in Control Period can be provided (provided that in no event will the Eligible Executive’s stock options or stock appreciation rights, as applicable, remain outstanding beyond the maximum term to expiration). If no Change in Control occurs within three (3) months following the Eligible Executive’s Date of Termination, the Eligible Executive’s outstanding and unvested equity awards will be treated in accordance with the terms of the applicable plan and award agreement pursuant to which they were granted.

9. Additional Limitation.

(a) Anything in this Plan to the contrary notwithstanding, in the event that the amount of any compensation, payment, or distribution by the Company to or for the benefit of the Eligible Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not

CONFIDENTIAL TREATMENT REQUESTED BY CIRCLE INTERNET GROUP, INC. PURSUANT TO 17 C.F.R. § 200.83

below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Eligible Executive becomes subject to the excise tax imposed by Section 4999 of the Code (the “Reduction Amount”); provided that such reduction shall only occur if it would result in the Eligible Executive receiving a higher After Tax Amount (as defined below) than the Eligible Executive would receive if the Aggregate Payments were not subject to such reduction. In the event of a reduction, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (i) cash payments not subject to Section 409A; (ii) cash payments subject to Section 409A; (iii) equity-based payments and acceleration; and (iv) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c). In the event that, immediately before the consummation of the transaction that is subject to Section 280G of the Code, no stock of the Company is readily tradeable on an established securities market or otherwise (within the meaning of paragraph (a)(2)(ii) of Q/A-6 of Treasury Regulations Section 1.280G-1), the Company shall use reasonable efforts to satisfy the shareholder approval requirements set forth in Q/A-7 of Treasury Regulations Section 1.280G-1 with respect to any such Reduction Amount referenced in this Section 9(a) and if such requirements are satisfied then such Reduction Amount shall become payable hereunder as if such reduction had not applied thereto.

(b) For purposes of this Section 9, the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise, and employment taxes imposed on the Eligible Executive as a result of the Eligible Executive’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Eligible Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes (if any) which could be obtained from deduction of such state and local taxes.

(c) The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 9(a) shall be made by the Accounting Firm, which shall provide detailed supporting calculations both to the Company and the Eligible Executive within fifteen (15) business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Eligible Executive. Any determination by the Accounting Firm shall be binding upon the Company and the Eligible Executive.

10. Restrictive Covenants Agreement. As a condition to participating in, and receiving benefits under, the Plan, each Eligible Executive shall continue to comply with the terms and conditions contained in the Restrictive Covenants Agreements and any such other agreement(s) as designated in the applicable Participation Agreement. If an Eligible Executive has not entered into a Restrictive Covenants Agreement, he or she shall enter into such agreement prior to participating in the Plan. In the event of an Eligible Executive’s breach of the terms of the Restrictive Covenants Agreement, the Eligible Executive shall not be entitled to any further payments or benefits under this Plan, and the Eligible Executive may (in the discretion of the Administrator) be obligated to repay any amounts previously paid under the Plan.

CONFIDENTIAL TREATMENT REQUESTED BY CIRCLE INTERNET GROUP, INC. PURSUANT TO 17 C.F.R. § 200.83

11. Withholding.

(a) Any references in this Plan and / or the supporting documents to “tax” or “taxes” includes any and all taxes, charges, levies and contributions whether Federal, state, local or otherwise, of the United States of America or any applicable foreign jurisdiction.

(b) All payments made by the Company under this Plan shall be subject to the deduction of all required withholding taxes and other amounts required to be withheld by the Company (or its relevant subsidiary) under applicable law; and, to the extent paid as lump-sum cash payments, will be paid through the normal payroll procedure of the Company (or its relevant subsidiary).

12. Section 409A.

(a) Anything in this Plan to the contrary notwithstanding, if at the time of the Eligible Executive’s “separation from service” within the meaning of Section 409A, the Company determines that the Eligible Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Eligible Executive becomes entitled to under this Plan would be considered deferred compensation pursuant to Section 409A(a), such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (i) six (6) months and one (1) day after the Eligible Executive’s separation from service, or (ii) the Eligible Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b) This Plan will be administered in accordance with Section 409A and all amounts payable hereunder shall be exempt from the requirements of such section to the greatest extent possible. To the extent that any provision of this Plan is not exempt from Section 409A and ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner to comply with Section 409A. Each payment pursuant to this Plan is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). This Plan may be amended as may be necessary to fully comply with Section 409A and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to the Eligible Executives.

(c) To the extent that any payment or benefit described in this Plan constitutes “non-qualified deferred compensation” under Section 409A , and to the extent that such payment or benefit is payable upon the Eligible Executive’s termination of employment, then such payments or benefits shall be payable only upon the Eligible Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

CONFIDENTIAL TREATMENT REQUESTED BY CIRCLE INTERNET GROUP, INC. PURSUANT TO 17 C.F.R. § 200.83

(d) All in-kind benefits provided and expenses eligible for reimbursement under this Plan shall be provided by the Company or incurred by the Eligible Executive during the time periods set forth in this Plan. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(e) The Company makes no representation or warranty and shall have no liability to the Eligible Executive or any other person if any provisions of this Plan are determined to constitute deferred compensation subject to Section 409A but do not satisfy an exemption from, or the conditions of, such Section.

13. Notice and Date of Termination.

(a) A termination of the Eligible Executive’s employment shall be communicated by Notice of Termination from the Company to the Eligible Executive or vice versa in accordance with this Section 13.

(b) Any notices, requests, demands, and other communications provided for by this Plan shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, to an Eligible Executive at the last address the Eligible Executive has filed in writing with the Company, or to the Company at the following physical or email address:

Circle Internet Group, Inc.

Attention: Legal Department

One World Trade Center

New York, NY 10007

legal@circle.com

14. No Mitigation. The Eligible Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Eligible Executive by the Company under this Plan.

15. Benefits and Burdens. This Plan shall inure to the benefit of and be binding upon the Company Group and the Eligible Executives, their respective successors, executors, administrators, heirs and permitted assigns. In the event of an Eligible Executive’s death after a termination of employment but prior to the completion by the Company of all payments due to him or her under this Plan, the Company shall continue such payments to the Eligible Executive’s beneficiary designated in writing to the Company prior to his or her death (or to his or her estate, if the Eligible Executive fails to make such designation).

16. Enforceability. If any portion or provision of this Plan shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Plan, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Plan shall be valid and enforceable to the fullest extent permitted by law.

CONFIDENTIAL TREATMENT REQUESTED BY CIRCLE INTERNET GROUP, INC. PURSUANT TO 17 C.F.R. § 200.83

17. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Plan, or the waiver by any party of any breach of this Plan, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

18. Non-Duplication of Benefits and Effect on Other Plans. Notwithstanding any other provision in the Plan to the contrary, the benefits provided hereunder shall be in lieu of any other severance payments and/or benefits provided by the Company Group, including any such payments and/or benefits pursuant to an employment agreement or offer letter between any member of the Company Group and the Eligible Executive.

19. No Contract of Employment. Nothing in this Plan shall be construed as giving any Eligible Executive any right to be retained in the employ of the Company or shall affect the terms and conditions of an Eligible Executive’s employment with the Company.

20. Amendment or Termination of Plan. The Company may amend or terminate this Plan at any time or from time to time; provided that (a) any such amendment or termination shall be in writing; (b) once an Eligible Executive has incurred a Qualified Termination Event, no amendment or termination of the Plan may, without the Eligible Executive’s written consent, reduce or alter to the detriment of the Eligible Executive, the payments and benefits to which they are entitled; and (c) during the period beginning on the date on which the Company executes a definitive agreement, which if consummation would result in a Change in Control, and ending on the second anniversary of such Change in Control, the Company may not, without an Eligible Executive’s written consent, amend or terminate the Plan in any way, nor take any other action under the Plan, which (i) prevents the Eligible Executive from becoming eligible for payments or benefits under the Plan or (ii) reduces or alters to the detriment of the Eligible Executive the payments or benefits available under the Plan; provided, further, that the provisions of this clause (c) shall no longer apply if the definitive agreement is terminated without the Change in Control having been consummated.

21. Plan Information

Plan Name Circle Internet Group, Inc. Executive Severance Plan	Type of Welfare Plan Severance Pay

Employer Identification Number 99-2840247	Plan Year Ends December 31

Plan Sponsor Circle Internet Group Inc. Agent for Service of Legal Process General Counsel	Administrator As defined above

CONFIDENTIAL TREATMENT REQUESTED BY CIRCLE INTERNET GROUP, INC. PURSUANT TO 17 C.F.R. § 200.83

22. Plan Administration

(a) The Administrator shall keep a copy of all records relating to the payment of severance payments and benefits to Eligible Executives and former Eligible Executives and all other records necessary for the proper operation of the Plan. All Plan records shall be made available to the Company and to each Eligible Executive for examination during business hours except that an Eligible Executive shall examine only such records as pertain exclusively to the examining Eligible Executive and to the Plan. The Administrator shall prepare and shall file as required by law or regulation all reports, forms, documents, and other items required by ERISA, the Code, and every other relevant statute, each as amended, and all regulations thereunder (except that the Company, as payor of the severance payments and benefits, shall prepare and distribute to the proper recipients all forms relating to withholding of income or wage taxes, Social Security taxes, and other amounts that may be similarly reportable).

(b) Any decisions, actions or interpretations to be made under the Plan by the Administrator shall be made in its sole and absolute discretion, subject to the terms of the Plan and applicable law, and need not be uniformly applied and such decisions, actions, or interpretations shall be final, binding, and conclusive upon all parties, with respect to denied claims for severance payments and benefits. Not in limitation, but in amplification of the foregoing and of the authority conferred upon the Administrator, the Company specifically intends that the Administrator and its duly authorized delegates have the greatest permissible discretion to construe the terms of the Plan and to determine all questions concerning eligibility, participation, and benefits. The decisions by the Administrator or any delegates is intended to be subject to the most deferential standard of review. Such standard of review is not to be affected by any real or alleged conflict of interest on the part of the Administrator or its delegates. In addition to the duties and powers described hereunder and elsewhere in this Plan, the Administrator or its delegate is specifically given the discretionary authority and such powers as are necessary for the proper administration of the Plan, including, but not limited to, the following: (i) to resolve ambiguities or inconsistencies; (ii) to supply omissions and the like; (iii) to make determinations, grants, or denials of the amount, manner, and time of payment of any severance payments and benefits under the terms of the Plan; (iv) to authorize its agents or delegates to execute or deliver any instrument or make payments on the Administrator’s behalf or with respect to the Plan; (v) to select and retain counsel, service providers, and vendors, employ agents, and provide for such clerical, accounting, actuarial, legal, consulting, and/or claims processing services as it deems necessary or desirable to assist the Administrator in the administration of the Plan; (vi) to prepare and distribute, in such manner as the Administrator determines to be appropriate, summary plan descriptions and other information explaining the Plan; (vii) to furnish the Company, upon request, such annual reports with respect to the administration of the Plan as the Administrator deems reasonable and appropriate; (viii) to receive, review, and keep on file, as the Administrator deems necessary or appropriate, reports of Plan payments and reports of disbursements for expenses; and (ix) in general to decide and/or settle questions and disputes, and all such authorizations, interpretations, determinations, decisions, and settlements shall be final and binding for purposes of the Plan.

CONFIDENTIAL TREATMENT REQUESTED BY CIRCLE INTERNET GROUP, INC. PURSUANT TO 17 C.F.R. § 200.83

(c) Claims.

(i) If an Eligible Executive believes that the Eligible Executive is entitled to severance benefits under the Plan which are not being paid, the Eligible Executive may submit a written claim for payment to the Administrator or its management delegee (the applicable party, the “Claims Adminstrator”). The Eligible Executive must make an initial claim within sixty (60) days of Effective Date of Termination in order to be eligible for benefits. Any claim for benefits must be in writing, addressed to the Claims Administrator, and must be sufficient to notify the Claims Administrator of the benefit being claimed. If the claim is denied, the Claims Administrator shall, within a reasonable period of time, provide the Eligible Executive with a written notice of denial within ninety (90) days of receipt of the written claim. The notice will include (A) the specific reason or reasons for the denial of the Eligible Executive’s claim; (B) references to the specific Plan provisions on which the denial of the Eligible Executive’s claim was based; (C) a description of any additional information or material required by the Claims Administrator to reconsider the Eligible Executive’s claim (to the extent applicable) and an explanation of why such material or information is necessary; and (D) a description of the Plan’s review procedures and time limits applicable to such procedures, including a statement of the Eligible Executive’s right to bring a civil action under Section 502(a) of ERISA following a benefit claim denial on review.

(ii) Upon receipt of the denied claim, the Eligible Executive (or their authorized representative) may file a request for review of the claim in writing with the Claims Administrator. This request for review must be filed no later than sixty (60) days after the Eligible Executive has received written notification of the denial. The Eligible Executive has the right to submit in writing to the Claims Administrator any comments, documents, records or other information relating to their claim for benefits. The Eligible Executive has the right to be provided with, upon request and free of charge, reasonable access to and copies of all pertinent documents, records and other information that is relevant to their claim for benefits. The review of the denied claim will take into account all comments, documents, records and other information that the Eligible Executive submitted relating to their claim, without regard to whether such information was submitted or considered in the initial denial of their claim.

(iii) The Claims Administrator will provide the Eligible Executive with written notice of its decision within sixty (60) days after the Claims Administrator’s receipt of the Eligible Executive’s written claim for review. There may be special circumstances which require an extension of this 60-day period. In any such case, the Claims Administrator will notify the Eligible Executive in writing within the 60-day period and the final decision will be made no later than 120 days after the Claims Administrator’s receipt of the Eligible Executive’s written claim for review. The Claims Administrator’s decision on the Eligible Executive’s claim for review will be communicated to the Eligible Executive in writing and will clearly state: (A) the specific reason or reasons for the denial of the Eligible Executive’s claim; (B) reference to the specific Plan provisions on which the denial of the Eligible Executive’s claim is based; (C) a statement that the Eligible Executive is entitled to receive, upon request and free of charge, reasonable access to, and copies of, the Plan and all documents, records, and other information relevant to their claim for benefits; and (D) a statement describing the Eligible Executive’s right to bring an action under Section 502(a) of ERISA.

CONFIDENTIAL TREATMENT REQUESTED BY CIRCLE INTERNET GROUP, INC. PURSUANT TO 17 C.F.R. § 200.83

(iv) The exhaustion of these claims procedures is mandatory for resolving every claim and dispute arising under the Plan. As to such claims and disputes: (A) no claimant shall be permitted to commence any legal action to recover benefits or to enforce or clarify rights under the Plan, under Section 502 or Section 510 of ERISA or under any other provision of law, whether or not statutory, until these claims procedures have been exhausted in their entirety; and (B) in any such legal action, all explicit and implicit determinations by the Claims Administrator (including, but not limited to, determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) shall be afforded the maximum deference permitted by law.

23. Governing Law. This Plan shall be construed under and be governed in all respects in accordance with the laws of Delaware and the courts of Delaware shall have exclusive jurisdiction to deal with all disputes arising from or touching upon this Plan.

24. Obligations of Successors. In addition to any obligations imposed by law upon any successor to the Company, any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company shall expressly assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

25. Effectiveness and Term. The Executive Severance Plan is effective as of January 1, 2025.

26. Entire Agreement. This Plan constitutes the entire agreement and understanding of the parties with respect to the subjects of this Plan and supersedes all oral communication and prior writings with respect thereto. This Plan is entered into without reliance on any promise or representation other than those expressly contained herein.

27. Employment Related Provisions. An Eligible Executive acknowledges that:

(a) his or her terms of employment (including, but without limitation, his or her remuneration) shall not be affected in any way by his or her participation in the Plan which shall not form part of such terms (either expressly or impliedly);

(b) his or her participation in the Plan shall be subject at all times to the rules of the Plan as may be amended from time to time (including, but not limited to, any clawback provisions). If on termination of employment (whether lawfully, unlawfully, or in breach of contract) an Eligible Executive under the Plan loses any rights or benefits under the Plan (including any rights or benefits which he or she would not have lost had his or her employment not been terminated), he or she hereby acknowledges that he or she shall not be entitled to (and hereby waives) any compensation for the loss of any rights or benefits under the Plan, or any replacement or successor plan.

(c) his or her participation in the Plan is entirely discretionary;

(d) the Plan does not change or alter the nature or status of his or her employment relationship with the Company Group; and

(e) any rights he or she may have under the Plan are not pensionable.